                                                                      EXHIBIT 11

             FRESENIUS MEDICAL CARE HOLDINGS, INC. AND SUBSIDIARIES
        WEIGHTED AVERAGE NUMBER OF SHARES AND EARNINGS USED IN PER SHARE
                                   COMPUTATION
                        (DOLLARS AND SHARES IN THOUSANDS)

                                                             TWELVE MONTHS ENDED DECEMBER 31,
                                                              2002         2001         2001
                                                              ----         ----         ----
The weighted average number of shares of
  Common Stock were as follows ........................      90,000       90,000       90,000
                                                             ======       ======       ======

Income (loss) used in the computation of earnings per share were as follows:

                                                             TWELVE MONTHS ENDED DECEMBER 31,
                                                              2002         2001         2001
                                                              ----         ----         ----
Net income (loss) .....................................    $ 161,319     $(79,256)     105,250

Dividends paid on preferred stocks ....................         (520)        (520)        (520)
                                                           ---------     --------     --------

                                                           ---------     --------     --------
Income (loss) used in per share computation of earnings    $ 160,799     $(79,776)     104,730
                                                           =========     ========     ========

Basic and fully dilutive net income (loss) per share ..    $    1.79     $  (0.89)        1.16
                                                           =========     ========     ========